Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: July 29, 2020

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 2Q 2020 Results

Discipline drives strong quarter

•	Hedging strategy provides certainty, stability
•	Cutting capital by $50 million; still targeting oil exit rate of 140,000 bbl/d at Dec. 31
•	Now expecting approximately $200 million of free cash flow in 2020
•	WPX completion design yields 35% improvement on Felix pad
•	2Q oil volumes were 123,700 bbl/d after curtailments of ~20,000 bbl/d
•	Nearly 60,000 bbl/d of oil hedged at over $40 per bbl for 2021

TULSA, Okla. – WPX Energy (NYSE:WPX) reported an unaudited second-quarter loss from continuing operations attributable to common shareholders of $414 million, or a loss of $0.74 per share on a diluted basis.

The loss was driven by a $275 million net loss on derivatives primarily from non-cash forward mark-to-market changes in the company’s hedge book and lower overall commodity prices. As underlying forward commodity prices began to improve in the quarter, the value of hedging contracts was reduced from levels recorded at March 31.

Excluding the forward mark-to-market changes in derivatives and other items, WPX posted adjusted net income from continuing operations (a non-GAAP financial measure) in second-quarter 2020 of $69 million, or income of $0.12 per share. A reconciliation accompanies this press release.

Adjusted EBITDAX (a non-GAAP financial measure) hit a record $400 million in the quarter, up 15 percent from $347 million a year ago. A reconciliation accompanies this press release.

Cash flow from operations – inclusive of hedge impact – was $276 million in the second quarter, down 24 percent vs. a year ago due in part to significant decreases in commodity prices and working capital changes.

The weighted average gross sales price during second-quarter 2020 – prior to revenue deductions – was $21.85 per barrel for oil (down 62 percent vs. a year ago), $1.40 per Mcf for natural gas (down 20 percent) and $7.65 per barrel for NGL (down 44 percent).

Free cash flow from operations (a non-GAAP financial measure) in the second quarter was $166 million. A reconciliation accompanies this press release. WPX now expects to generate approximately $200 million of free cash flow in 2020, up from its prior estimate of $150 million.

OUTLOOK

For the remainder of 2020, WPX has 91,700 bbl/d of oil hedged with fixed price swaps at a weighted average price of $53.05 per barrel and 20,000 bbl/d with fixed price collars at a weighted average floor price of $53.33.

For 2021, WPX now has 59,878 bbl/d of oil hedged with fixed price swaps at a weighted average price of $40.78 per barrel and 240,000 MMBtu/d of natural gas hedged with fixed price swaps at a weighted average price of $2.62 per MMBtu.

Consistent with a scenario WPX outlined in its first-quarter slide deck, the company plans to exit the year at 140,000 bbl/d of oil. Most of the planned completions in the back half of the year are scheduled to occur in the fourth quarter.

WPX completed 12 wells in the second quarter prior to releasing all four of its completion crews. In July, the company redeployed one crew in the Delaware Basin and one in the Williston Basin. WPX plans to add one more frac crew in the Delaware Basin near the end of August.

WPX now expects total capital spending of $1,050 to $1,150 million this year, down another $50 million from the most recent target. Total capital spending in the first half of 2020 was $501 million, including $188 million in the second quarter following a pullback in activity.

The company could maintain the same level of oil production in 2021 – approximately 140,000 bbl/d – with an estimated maintenance capital budget of $800 to $850 million next year and generate approximately $200 million of free cash flow at current commodity prices.

WPX remains committed to implementing a dividend. Given the ongoing economic uncertainty related to the pandemic, the company continues to evaluate the appropriate timing for initiation.

CEO PERSPECTIVE

“Our proactive risk mitigation strategy that included work on bolstering our balance sheet and building an industry-leading hedge book gives us flexibility, revenue certainty and stability in our development program against the unusual backdrop caused by COVID-19,” said Rick Muncrief, chairman and chief executive officer.

“This operational continuity benefits us not only in 2020, but in 2021 and 2022 as we think about the cadence of how to optimize our resources, manage capital requirements and enhance our free cash flow capabilities.

“For the quarter, our adjusted EBITDAX and free cash flow highlight the strength of our assets, our disciplined approach to risk management, and our thoughtful ability to work through challenges.

“We also added hedges for our 2021 oil volumes, proactively reshaped our debt towers, and showed improved performance on our new Felix assets by adjusting the completion design.

“I’m grateful for our resilient employees and service providers who quickly and safely ramped down activity and stayed ready to get back to work. Our teams are a differentiating factor in our success,” Muncrief added.

DELAWARE BASIN

WPX’s Delaware production in the Permian averaged 143.7 Mboe/d in the second quarter compared with 117.5 Mboe/d in the most recent quarter and 96.6 Mboe/d a year ago.

Prior to the release of frac crews, WPX completed eight Delaware wells during the second quarter including the six-well Huerfano pad associated with the Felix acquisition.

WPX began applying its own frac design to two of the wells on the Huerfano pad, making incremental changes to Felix’s design. The wells completed with the WPX design outperformed the others by 35 percent over 50 days at a lower cost. The WPX design has fewer stages, longer stage lengths, additional clusters per stage and tighter spacing between clusters.

The changes were only applied to the frac design. WPX continued to use Felix’s same progressive choke opening schedule, or slowback strategy, with regard to flowback. WPX will continue to monitor results and conduct more tests.

WPX’s average cost for drilling and completing a 2-mile Delaware well is down 35 percent from an average of $1,229 per foot in 2018 to $800 per foot for the second half of 2020. The current cost reflects a blend of the company’s legacy Stateline operations and its new Felix assets.

WILLISTON BASIN

Williston Basin production averaged 63.3 Mboe/d in second-quarter 2020 compared with 79.5 Mboe/d in the most recent quarter and 63.0 Mboe/d a year ago.

Prior to the release of frac crews, WPX completed the four-well Meadowlark pad in the Williston during the second quarter.

The highest 24-hour rate for the Meadowlark wells was 3,466 Boe/d (88 percent oil) on the 6-34 HW well, followed by 3,316 Boe/d (89 percent oil) on the 6-34 HB well. Thirty-day rates and cumulative volumes were impacted by decisions to shut in production during the quarter.

WPX is monitoring the availability of the Dakota Access Pipeline following a federal judge’s order to idle the line pending an environmental impact statement. WPX is taking additional mitigation measures to reduce its exposure to basis differentials for its Williston oil volumes.

2Q PRODUCTION

Total production volumes of 207.0 Mboe/d in second-quarter 2020 increased 5 percent vs. first-quarter 2020 and were 30 percent higher than the same period a year ago. Liquids volumes accounted for 77 percent of second-quarter 2020 production.

Oil volumes of 123,700 bbl/d in second-quarter 2020 were 1 percent higher vs. first-quarter 2020 and 26 percent higher than the same period a year ago. This reflects the benefit of volumes from the acquisition of Felix Energy in March despite curtailments in the quarter.

Average Daily Production	Q2			1Q Sequential
	2020	2019	Change	2020	Change
Oil (Mbbl/d)
Delaware Basin	76.6	46.5	65%	60.1	27%
Williston Basin	47.1	51.4	-8%	62.1	-24%
Subtotal (Mbbl/d)	123.7	97.9	26%	122.2	1%

NGLs (Mbbl/d)
Delaware Basin	27.2	21.7	25%	24.9	9%
Williston Basin	8.2	5.7	44%	9.1	-10%
Subtotal (Mbbl/d)	35.4	27.4	29%	34.0	4%

Natural gas (MMcf/d)
Delaware Basin	239.1	170.9	40%	194.7	23%
Williston Basin	47.9	35.0	37%	49.4	-3%
Subtotal (MMcf/d)	287.0	205.9	39%	244.1	18%

Total Production (Mboe/d)	207.0	159.6	30%	196.9	5%

Note: 2020 volumes reflect the benefit of the March 6 Felix acquisition in the Delaware Basin.

Second-quarter production was impacted by curtailments and shut-ins as WPX protected the value of its resources in response to rapid decreases in pricing and demand associated with the pandemic and other factors.

Approximately 20,000 bbl/d of oil were curtailed in the quarter, with a peak of roughly 30,000 bbl/d in May. WPX began bringing production back online in June as market conditions started improving.

Total capital spending in second-quarter 2020 was $188 million, predominantly from $173 million in D&C activity for operated wells and $3 million for midstream infrastructure.

FINANCIAL SUMMARY

Most of WPX’s primary expense categories all declined in second-quarter 2020 on a per-Boe basis and an actual basis vs. a year ago due to the pullback in activity, production that was shut-in and overall efforts to reduce costs.

The lone exception was gathering, processing and transportation costs, which increased by $5 million over first-quarter 2020. These costs are more fixed in nature and also included the addition of a contract associated with the company’s purchase of Felix Energy.

For the first half of 2020, WPX posted a net loss from continuing operations attributable to common shareholders of $622 million, including a $594 million gain on derivatives that was more than offset by a nearly $1 billion impairment to the book value of WPX’s assets in the Williston Basin.

For the first half of 2020, WPX posted adjusted net income from continuing operations of $99 million, or income of $0.19 per share, up from $59 million for the same period in 2019. A reconciliation accompanies this press release.

Adjusted EBITDAX (a non-GAAP financial measure) for the first half of 2020 rose 17 percent to $779 million vs. the same period a year ago. A reconciliation accompanies this press release.

WPX’s total liquidity at the close of business on June 30, 2020, was approximately $1.9 billion, including cash, cash equivalents and all of its $1.5 billion available revolver capacity.

During the quarter, WPX issued $500 million in new 5.875 percent Senior Notes due in 2028. A portion of the proceeds from this offering were used to retire approximately $369 million of Senior Notes due in 2022, 2023 and 2024 through a tender offer that settled after the quarter closed.

WPX’s updated maturity schedule is detailed in the quarterly investor slide deck at www.wpxenergy.com. The company’s next significant bond payment does not occur until August 2023 when $242 million matures.

THURSDAY WEBCAST

The company’s next webcast takes place on July 30 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (833) 832-5123. International callers should dial (469) 565-9820. The conference code is 9577094.

FORM 10-Q

WPX plans to file its second-quarter 2020 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

ABOUT WPX ENERGY

WPX is an independent energy producer with core positions in the Permian and Williston basins. WPX’s production is approximately 80 percent oil/liquids and 20 percent natural gas. The company also has an infrastructure portfolio in the Permian Basin. Visit www.wpxenergy.com for more information.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; political or regulatory changes; and disruptions to general economic conditions, including disruptions attributable to pandemics such as the COVID-19 pandemic. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2019					2020
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Product revenues:
Oil sales	$449	$511	$539	$551	$2,050	$465	$241	$706
Natural gas sales	25	16	16	18	75	13	11	24
Natural gas liquid sales	33	31	26	32	122	24	22	46
Total product revenues	507	558	581	601	2,247	502	274	776
Net gain (loss) on derivatives	(207)	78	175	(199)	(153)	869	(275)	594
Commodity management	59	58	38	39	194	24	32	56
Other	-	1	1	2	4	3	2	5
Total revenues	359	695	795	443	2,292	1,398	33	1,431
Costs and expenses:
Depreciation, depletion and amortization	219	221	241	247	928	259	229	488
Lease and facility operating	86	94	96	98	374	101	94	195
Gathering, processing and transportation	42	40	49	52	183	62	67	129
Taxes other than income	39	43	46	50	178	42	25	67
Exploration	24	24	22	25	95	67	19	86
General and administrative:
General and administrative expenses	39	40	42	51	172	42	33	75
Equity-based compensation	8	8	9	9	34	9	9	18
Total general and administrative	47	48	51	60	206	51	42	93
Commodity management	49	41	36	37	163	34	32	66
Acquisition costs	-	-	-	3	3	27	3	30
Impairment of proved properties	-	-	-	-	-	967	-	967
Other-net	2	3	12	1	18	14	(7)	7
Total costs and expenses	508	514	553	573	2,148	1,624	504	2,128
Operating income (loss)	(149)	181	242	(130)	144	(226)	(471)	(697)
Interest expense	(41)	(40)	(38)	(40)	(159)	(48)	(49)	(97)
Gain (loss) on extinguishment of debt	-	-	(47)	-	(47)	1	-	1
Gains on equity method investment transactions	126	247	-	7	380	-	2	2
Equity earnings	2	1	3	3	9	3	5	8
Other income	-	-	1	-	1	3	(1)	2
Income (loss) from continuing operations before income taxes	$(62)	$389	$161	$(160)	$328	$(267)	$(514)	$(781)
Provision (benefit) for income taxes	(14)	84	39	(39)	70	(61)	(101)	(162)
Income (loss) from continuing operations	$(48)	$305	$122	$(121)	$258	$(206)	$(413)	$(619)
Income (loss) from discontinued operations	-	-	(1)	(1)	(2)	(180)	5	(175)
Net income (loss)	$(48)	$305	$121	$(122)	$256	$(386)	$(408)	$(794)
Less: Noncontrolling interest	-	-	-	-	-	2	1	3
Net income (loss) attributable to WPX Energy, Inc.	$(48)	$305	$121	$(122)	$256	$(388)	$(409)	$(797)
Amounts attributable to WPX Energy, Inc.:
Income (loss) from continuing operations	$(48)	$305	$122	$(121)	$258	$(208)	$(414)	$(622)
Income (loss) from discontinued operations	-	-	(1)	(1)	(2)	(180)	5	(175)
Net income (loss)	$(48)	$305	$121	$(122)	$256	$(388)	$(409)	$(797)
Summary of Production Volumes (1)
Oil (MBbls)	8,648	8,905	9,991	10,279	37,822	11,121	11,259	22,381
Natural gas (MMcf)	18,210	18,736	20,874	20,533	78,354	22,212	26,116	48,328
Natural gas liquids (MBbls)	2,288	2,493	2,486	2,776	10,043	3,097	3,222	6,320
Combined equivalent volumes (MBoe) (2)	13,971	14,520	15,955	16,478	60,924	17,921	18,834	36,755
Per day volumes
Oil (MBbls/d)	96.1	97.9	108.6	111.7	103.6	122.2	123.7	123.0
Natural gas (MMcf/d)	202.3	205.9	226.9	223.2	214.7	244.1	287.0	265.5
Natural gas liquids (MBbls/d)	25.4	27.4	27.0	30.2	27.5	34.0	35.4	34.7
Combined equivalent volumes (Mboe/d) (2)	155.2	159.6	173.4	179.1	166.9	196.9	207.0	201.9
(1) Excludes activity classified as discontinued operations.
(2) Mboe are calculated using the ratio of six Mcf to one barrel of oil.
Realized average price per unit (1)
Oil (per barrel)	$51.92	$57.42	$53.92	$53.59	$54.20	$41.83	$21.42	$31.56
Natural gas (per Mcf)	$1.36	$0.88	$0.77	$0.87	$0.96	$0.56	$0.43	$0.49
Natural gas liquids (per barrel)	$14.47	$12.21	$10.73	$11.53	$12.17	$7.73	$6.74	$7.23
(1) Excludes activity classified as discontinued operations.
Expenses per Boe (1)
Depreciation, depletion and amortization	$15.68	$15.24	$15.11	$14.95	$15.23	$14.48	$12.15	$13.29
Lease and facility operating	$6.13	$6.50	$6.02	$5.92	$6.13	$5.66	$4.96	$5.30
Gathering, processing and transportation	$2.98	$2.78	$3.10	$3.16	$3.01	$3.47	$3.53	$3.50
Taxes other than income	$2.79	$2.95	$2.90	$3.00	$2.92	$2.36	$1.33	$1.83
General and administrative:
General and administrative expenses	$2.81	$2.73	$2.69	$3.07	$2.83	$2.33	$1.75	$2.04
Equity-based compensation	0.56	0.56	0.54	0.60	0.57	0.52	0.49	0.50
Total general and administrative	$3.37	$3.29	$3.23	$3.67	$3.40	$2.85	$2.24	$2.54
Interest expense	$2.95	$2.76	$2.37	$2.45	$2.61	$2.66	$2.59	$2.63
(1) Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of NON-GAAP Measures

(UNAUDITED)

	2019					2020
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Reconciliation of adjusted income (loss) from continuing operations attributable to common stockholders:
Income (loss) from continuing operations attributable to WPX Energy, Inc. common stockholders - reported	$(48)	$305	$122	$(121)	$258	$(208)	$(414)	$(622)
Pre-tax adjustments:
Impairments of proved properties and unproved leasehold cost	$-	$-	$-	$-	$-	$1,016	$-	$1,016
Inventory and line-fill lower-of-cost or market adjustments	$-	$-	$-	$-	$-	$21	$-	$21
Gains on equity method investment transactions	$(126)	$(247)	$-	$(7)	$(380)	$-	$(2)	$(2)
Loss on extinguishment of debt	$-	$-	$47	$-	$47	$-	$-	$-
Impact of pending settlement offers and settlements	$-	$-	$11	$5	$16	$-	$-	$-
Voluntary exit program	$-	$-	$3	$5	$8	$-	$-	$-
Acquisition related costs	$-	$-	$-	$6	$6	$27	$3	$30
Net gain on exchange of leasehold	$-	$-	$-	$-	$-	$-	$(5)	$(5)
Net (gain) loss on derivatives	$207	$(78)	$(175)	$199	$153	$(869)	$275	$(594)
Net cash received (paid) related to settlement of derivatives	$9	$(10)	$4	$9	$12	$117	$337	$454
Total pre-tax adjustments	$90	$(335)	$(110)	$217	$(138)	$312	$608	$920
Less tax effect for above items	$(20)	$76	$25	$(50)	$32	$(72)	$(136)	$(208)
Impact of state deferred tax rate changes and state related adjustments	$(1)	$-	$-	$(1)	$(2)	$(5)	$(1)	$(6)
Impact of federal tax valuation allowance	$1	$(9)	$1	$(3)	$(10)	$3	$12	$15
Total adjustments, after tax	$70	$(268)	$(84)	$163	$(118)	$238	$483	$721

Adjusted income (loss) from continuing operations attributable to common stockholders	$22	$37	$38	$42	$140	$30	$69	$99

Reconciliation of adjusted diluted income (loss) per common share:
Income (loss) from continuing operations - diluted earnings per share - reported	$(0.11)	$0.72	$0.29	$(0.29)	$0.61	$(0.46)	$(0.74)	$(1.22)
Pretax adjustments (1):
Impairments of proved properties and unproved leasehold cost	$-	$-	$-	$-	$-	$2.21	$-	$1.98
Inventory and line-fill lower-of-cost or market adjustments	$-	$-	$-	$-	$-	$0.05	$-	$0.04
Gains on equity method investment transactions	$(0.30)	$(0.58)	$-	$(0.02)	$(0.90)	$-	$-	$-
Loss on extinguishment of debt	$-	$-	$0.11	$-	$0.11	$-	$-	$-
Impact of pending settlement offers and settlements	$-	$-	$0.03	$0.01	$0.04	$-	$-	$-
Voluntary exit program	$-	$-	$-	$0.01	$0.02	$-	$-	$-
Acquisition related costs	$-	$-	$-	$0.01	$0.01	$0.06	$-	$0.06
Net gain on exchange of leasehold	$-	$-	$-	$-	$-	$-	$(0.01)	$(0.01)
Net (gain) loss on derivatives	$0.49	$(0.19)	$(0.41)	$0.49	$0.36	$(1.89)	$0.49	$(1.16)
Net cash received (paid) related to settlement of derivatives	$0.02	$(0.02)	$0.01	$0.02	$0.03	$0.25	$0.60	$0.89
Total pretax adjustments	$0.21	$(0.79)	$(0.26)	$0.52	$(0.33)	$0.68	$1.08	$1.80
Less tax effect for above items	$(0.05)	$0.18	$0.06	$(0.12)	$0.08	$(0.15)	$(0.24)	$(0.41)
Impact of state deferred tax rate changes and state related adjustments	$-	$-	$-	$-	$(0.01)	$(0.01)	$-	$(0.01)
Impact of federal tax valuation allowance	$-	$(0.02)	$-	$(0.01)	$(0.02)	$0.01	$0.02	$0.03
Total adjustments, after-tax	$0.16	$(0.63)	$(0.20)	$0.39	$(0.28)	$0.53	$0.86	$1.41
Adjusted diluted income (loss) per common share	$0.05	$0.09	$0.09	$0.10	$0.33	$0.07	$0.12	$0.19
Reported diluted weighted-average shares (millions)	421.0	423.5	421.8	417.2	422.0	458.0	559.7	508.8
Effect of dilutive securities due to adjusted income (loss) from continuing operations attributable to common stockholders	2.6	-	-	1.8	-	2.2	1.9	2.2
Adjusted diluted weighted-average shares (millions)	423.6	423.5	421.8	419.0	422.0	460.2	561.6	511.0

(1) Per share impact is based on adjusted diluted weighted-average shares.

Reconciliation of Adjusted EBITDAX
Net income (loss) - reported	$(48)	$305	$121	$(122)	$256	$(386)	$(408)	$(794)
Interest expense	41	40	38	40	159	48	49	97
Provision (benefit) for income taxes	(14)	84	39	(39)	70	(61)	(101)	(162)
Depreciation, depletion and amortization	219	221	241	247	928	259	229	488
Exploration expenses	24	24	22	25	95	67	19	86
EBITDAX	222	674	461	151	1,508	(73)	(212)	(285)
Impairment of proved properties	-	-	-	-	-	967	-	967
Inventory and line-fill lower-of-cost or market adjustments	-	-	-	-	-	21	-	21
Gains on equity method investment transactions	(126)	(247)	-	(7)	(380)	-	(2)	(2)
Loss on extinguishment of debt	-	-	47	-	47	-	-	-
Impact of pending settlement offers and settlements	-	-	11	5	16	-	-	-
Voluntary exit program	-	-	3	5	8	-	-	-
Acquisition costs	-	-	-	3	3	27	3	30
Net gain on exchange of leasehold	-	-	-	-	-	-	(5)	(5)
Net (gain) loss on derivatives	207	(78)	(175)	199	153	(869)	275	(594)
Net cash received (paid) related to settlement of derivatives	9	(10)	4	9	12	117	337	454
Equity-based compensation (2)	8	8	9	9	34	9	9	18
Income (loss) from discontinued operations	-	-	1	1	2	180	(5)	175
Adjusted EBITDAX (2)	$320	$347	$361	$375	$1,403	$379	$400	$779

(2) Prior periods have been modified to include equity-based compensation in the calculation of Adjusted EBITDAX.

WPX Energy, Inc.

Reconciliation of Free Cash Flow

(UNAUDITED)

	2019					2020
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Reconciliation of free cash flow:
Net cash provided by operating activities (GAAP)	$272	$362	$272	$351	$1,257	$256	$276	$532
Exclude: Changes in operating assets and liabilities (1)	1	(60)	33	(7)	(33)	44	76	120
Plus: Distributions from equity method investments in excess of cumulative earnings	4	3	4	3	14	4	3	7
Less: Incurred capital expenditures (2)	(425)	(341)	(264)	(283)	(1,313)	(313)	(188)	(501)
Less: Incurred capital expenditures related to consolidated partnerships	-	-	-	(8)	(8)	(13)	(7)	(20)
Plus: Contributions from nonconrolling interests	-	-	-	-	-	18	6	24
Less: Distributions to nonconrolling interests	-	-	-	-	-	-	-	-
Free cash flow (non-GAAP)	$(148)	$(36)	$45	$56	$(83)	$(4)	$166	$162

(1) Q1 2020 excludes a $184 million accrual for a performance guarantee included in gathering contracts assumed by the purchaser of our San Juan Basin assets.

(2) Q1 2019 includes a $100 million purchase of surface acreage in the Delaware Basin that was funded in part by the sale of non-core properties in the Delaware Basin.

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(Millions, except per-share amounts)
Revenues:
Product revenues:
Oil sales	$241	$511	$706	$960
Natural gas sales	11	16	24	41
Natural gas liquid sales	22	31	46	64
Total product revenues	274	558	776	1,065
Net gain (loss) on derivatives	(275)	78	594	(129)
Commodity management	32	58	56	117
Other	2	1	5	1
Total revenues	33	695	1,431	1,054
Costs and expenses:
Depreciation, depletion and amortization	229	221	488	440
Lease and facility operating	94	94	195	180
Gathering, processing and transportation	67	40	129	82
Taxes other than income	25	43	67	82
Exploration	19	24	86	48
General and administrative (including equity-based compensation of $9 million, $8 million, $18 million and $16 million for the respective periods)	42	48	93	95
Commodity management	32	41	66	90
Impairment of proved properties	-	-	967	-
Acquisition costs	3	-	30	-
Other - net	(7)	3	7	5
Total costs and expenses	504	514	2,128	1,022

Operating income (loss)	(471)	181	(697)	32
Interest expense	(49)	(40)	(97)	(81)
Gains on equity method investment transactions	2	247	2	373
Equity earnings	5	1	8	3
Other income	(1)	-	3	-
Income (loss) from continuing operations before income taxes	(514)	389	(781)	327
Provision (benefit) for income taxes	(101)	84	(162)	70
Income (loss) from continuing operations	(413)	305	(619)	257
Income (loss) from discontinued operations	5	-	(175)	-
Net income (loss)	(408)	305	(794)	257
Less: Net income attributable to noncontrolling interest	1	-	3	-
Net income (loss) attrributable to WPX Energy, Inc.	$(409)	$305	$(797)	$257

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(414)	$305	$(622)	$257
Income (loss) from discontinued operations	5	-	(175)	-
Net income (loss)	$(409)	$305	$(797)	$257
Basic and Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.74)	$0.72	$(1.22)	$0.61
Income (loss) from discontinued operations	0.01	-	(0.35)	-
Net income (loss)	$(0.73)	$0.72	$(1.57)	$0.61
Basic weighted-average shares	559.7	422.5	508.8	421.8
Diluted weighted-average shares	559.7	423.5	508.8	423.6

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2020	December 31, 2019
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$407	$60
Accounts receivable, net of allowance	424	450
Derivative assets	345	57
Inventories	27	41
Other	42	39
Total current assets	1,245	647
Investments	41	48
Properties and equipment (successful efforts method of accounting)	10,261	11,244
Less- accumulated depreciation, depletion and amortization	(1,840)	(3,654)
Properties and equipment, net	8,421	7,590
Derivative assets	34	10
Other noncurrent assets	117	118
Total assets	$9,858	$8,413

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$412	$556
Accrued and other current liabilities	239	251
Current portion of long-term debt	369	-
Derivative liabilities	90	91
Total current liabilities	1,110	898
Deferred income taxes	137	290
Long-term debt, net	3,210	2,202
Derivative liabilities	51	-
Other noncurrent liabilities	658	508
Contingent liabilities and commitments
Preferred units of consolidated partnership	11	-
Stockholders' equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares outstanding)	-	-
Common stock (2 billion shares authorized at $0.01 par value; 559.5 million shares and 416.8 million shares issued and outstanding at June 30, 2020 December 31, 2019)	6	4
Additional paid-in-capital	8,653	7,692
Accumulated deficit	(3,978)	(3,181)
Total stockholders' equity	4,681	4,515
Total liabilities and equity	$9,858	$8,413

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2020	2019
	(Millions)
Operating Activities(a)
Net income (loss)	$(794)	$257
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	488	440
Deferred income tax provision (benefit)	(153)	69
Provision for impairment of properties and equipment (including certain exploration expenses)	1,050	41
Gains related to equity method investment transactions	(2)	(373)
Net (gain) loss on derivatives	(594)	129
Net settlements related to derivatives	454	(1)
Amortization of stock-based awards	19	17
Cash provided by (used in) operating assets and liabilities:
Accounts receivable	129	(145)
Inventories	16	2
Other current assets	3	(1)
Accounts payable	(172)	203
Federal income taxes receivable	(19)	38
Accrued and other current liabilities	(61)	(17)
Liabilities related to discontinued operations	149	(15)
Other, including changes in other noncurrent assets and liabilities	19	(10)
Net cash provided by operating activities (a)	532	634

Investing Activities(a)
Capital expenditures(b)	(598)	(774)
Capital expenditures related to consolidated partnerships(c)	(21)	-
Proceeds from sales of assets and equity method investments transactions	4	590
Purchase of a business, net of cash acquired	(915)	-
Contributions to equity method investments	-	(18)
Distributions from equity method investments in excess of cumulative earnings	7	7
Net cash used in investing activities (a)	(1,523)	(195)

Financing Activities
Proceeds from common stock	1	1
Payments for repurchases of common stock	(44)	-
Borrowings on credit facility	860	1,002
Payments on credit facility	(860)	(1,332)
Proceeds from long-term debt, net of discount	1,383	-
Payments for retirement of long-term debt, including premium	(2)	-
Taxes paid for shares withheld	(8)	(15)
Payments for debt issuance costs	(6)	-
Contributions from noncontrolling interests in consolidated partnerships	24
Other	(8)	14
Net cash provided by (used in) financing activities	1,340	(330)
Net increase in cash and cash equivalents and restricted cash	349	109
Cash and cash equivalents and restricted cash at beginning of period	80	18
Cash and cash equivalents and restricted cash at end of period	$429	$127

(a)	Amounts reflect continuing and discontinued operations unless otherwise noted.
(b)	Incurred capital expenditures were $501 million and $766 million for the respective periods. The difference between incurred and cash capital expenditures is due to changes in related accounts payable and accounts receivable.
(c)	Incurred capital expenditures were $20 million for 2020. The difference between incurred and cash capital expenditures is due to changes in related accounts payable and accounts receivable.